MASTER INTEGRATION AGREEMENT (US Only)

This Agreement is entered into as of the 3rd day of November 2017 (the “Effective Date”), by and between ForeScout Technologies, Inc. and its Affiliates ("Customer” or “FORESCOUT”) with its principal place of business at 190 West Tasman Drive, San Jose, CA 95134, and the Arrow Intelligent Systems Group operating under Arrow Electronics, Inc. ("Arrow”) with a place of business at 9201 East Dry Creek Road, Centennial, CO 80112-2818.

Arrow is a distributor and assembler of electronics and computer products. Arrow desires to sell and Customer desires to purchase from Arrow products and associated services in accordance with the terms and conditions of this Agreement. Services including any COP, as defined below, may be added to this Agreement by separate Addendum.
The Customer and Arrow hereby agree as follows:

1.Definitions.

Affiliate: means with respect to any entity, any other entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such entity or one or more of the other Affiliates of that entity (or a combination thereof). For purposes of this definition, an entity shall control another entity if the first entity (i) owns, beneficially or of record, more than fifty percent (50%) of the voting securities of the other entity, or (ii) has the ability to elect a majority of the directors (or other governing body) of the other entity.

Components: means parts and materials used to assemble the finished good Product.

Blanket PO: means Customer’s blanket purchase order against which individual purchase orders are issued.
BOM: means build of materials used to identify Components used to assemble the Products Boards: means custom motherboards modified to the Specifications.
COP:    means Customer owned parts for which Customer holds title.

Customized Components:    means items customized for Customer, including technical documentation and any other Customer-branded items to be included in shipments that are non- cancellable and non-returnable items.

DOA:    means Products or Components that are defective within thirty (30) days from delivery to Customer’s delivery location and for which a Customer has requested an RMA from Arrow.
EOL:    means Components that the OEM intends to discontinue. FGI:    means finished goods inventory of Products.
Forecast: means Customers product demand over a defined period.

MOQ: means Components for which the OEM requires a minimum order quantity.

Customized Components: means Components customized to the Specifications. OEM:    means the original equipment manufacturer.
On-Hand Inventory: means Component inventory procured by Arrow for use in the assembly of the Products.

PO: means Customer’s purchase order.
Products: means finished goods assembled to the Specifications. RMA: means Return Material Authorization issued by Arrow.
Routed Transaction: means Federal Trade Regulations 30.3(e) Routed Transaction: FPPI authorizes a
U.S. agent to facilitate the export shipment from the U.S. and to prepare and file the EEI (Electronic Export Information)/AES (Automated Export System).

SOW: means Statement of Work

Specifications: means Customer provided or approved drawings, specifications, instructions, supplier lists and requirements used to assemble the Products.

Services: means additional product support services agreed to in a separate SOW that will be attached to and made part of this Agreement by Addendum.

WIP: means work in progress consisting of Components for which the boxes have been opened and the assembly process has begun.

2.
Work. Arrow will procure components, tooling and other supplies required and will assemble in Arrow assembly centers Product(s) ordered by the Customer. For each Product or revision the Customer will provide Specifications including but not limited to a BOM, assembly drawings, test specifications and an approved subcontractor and vendor list. The work will be performed in accordance with ISO-9001:2000 standards. In addition, Customer may procure Services associated with the support of the Products by executing a mutually agreed upon statement of work (“SOW”), which will define the scope of and pricing for the Services. To the extent that the terms of a SOW conflict with the terms of this Agreement, the terms of the SOW will prevail. Arrow’s Account team, at a minimum, will comprise of a Field Sales Representative, Inside Account Manager and Solution Architect. If there are any changes to the Account team, for any reason, Arrow will discuss the proposed changes with ForeScout and mutually agree upon new team member(s).

3.
Parts. Arrow will identify all parts required for any BOM. Arrow shall bear the risk of loss for Customer parts while in Arrow’s care and custody. Orders for or affecting Customized Components, MOQ, WIP, and EOL Components cannot be cancelled. Parts may or may not be procured by Arrow from suppliers for whom Arrow serves as an authorized distributor and may be designated by Arrow as non-cancelable/non- returnable (“NC/NR”). These parts shall be identified in Schedule 1 and shall be procured by Arrow in accordance with a 90 day rolling forecast provided by Customer. From time-to-time, Arrow’s manufacturers will notify Arrow of their intention to designate certain Components as EOL. The parties shall agree to the purchase of EOL by signing Arrow's NC/NR Parts Agreement as applicable. Customer will give Arrow its purchase order for the entire EOL quantity. Releases of such EOL Components will be scheduled as agreed upon between the parties as agreed to on the NC/NR Parts Agreement, provided that the total quantity of such Components will be delivered within the schedule(s) set forth in the applicable NC/NR Parts Agreement. Should Customer not take delivery of such Components by the delivery date specified on the applicable NC/NR Parts Agreement or in the case of Blanket PO’s, as agreed upon between the parties, Customer agrees that any inventory carrying charge amounts specified herein will apply.

Customer is responsible for purchasing from Arrow all NC/NR parts procured or on non-cancelable order by Arrow for Product(s).

4.
Engineering Change Orders. Any engineering change order (“ECO”) must be made in writing, signed and dated by the Customer. Arrow will acknowledge the ECO within 24 hours and will reply with an effective date and costs within five (5) business days for a “simple” ECO and ten (10) days for a “complex” ECO. Simple ECOs are ECOs that can be processed with minimal changes to build plans, processes or labels. Complex ECOs are ECOs that require an engineering evaluation order to validate and implement the changes. Arrow will provide all inventory considerations and exposures to determine, with Customer approval, if the ECO will be an immediate cut-in (implementation), or a phased-in approach. If the ECO is approved by Customer for immediate implementation, implementation will be then be subject to the supplier’s ability to schedule and manufacture the change. The Customer will remain liable for any unused NC/NR inventory affected by an ECO, including any WIP or any Products on open order, which cannot be returned to the manufacturer, in support of the Forecast.

5.
Appliance Integration and Software Loading: Arrow will follow the Customer R&D approved build plans. Arrow will maintain revision control of the software images provided. Arrow will recommend continuous process improvements to the build plans throughout the product life-cycle and any change or deviation to such will be handled through ECOs. The Serial Number and Model Number programming of the appliance is one of the most important attributes of the appliance due to Customer licensing and proper support. "In the field" is defined as the appliance being delivered to the end-user. Penalties will be determined by capturing of screen shots of the error by the end-user, or confirmed by Arrow if the appliance is returned to Arrow for Failure Analysis due to these errors. If an appliance return is initiated due to a Serial Number error identified at Customer's end-user location, Arrow will pay for the related charges to replace the device.

6.
Terms of Payment and Sale. Payment will be net (60) days from the date of invoice, payable in US dollars. The price for Product(s) will be as agreed upon by Arrow and Customer from time to time as set forth in purchase orders issued by Customer and accepted by Arrow. Customer will be responsible for payment of all taxes relating to the sale of Products. Unless otherwise mutually agreed to as specified on purchase orders, for domestic shipments, Products will be shipped EXWORKS (Incoterms 2010) Arrow’s dock, with freight payment obligations and risk of loss or damage to pass to Customer upon shipment. For international shipments, Products will be shipped FCA (Incoterms 2010) Arrow’s dock, with freight payment obligations and risk of loss or damage to pass to Customer upon shipment. Upon Customer's written request, Arrow shall use Customer's freight carrier account.

7.
EXPORT GENERAL. The parties agree to comply with all applicable U.S. export control laws and regulations, specifically including, but not limited to, the requirements of the Arms Export Control Act, 22 U.S.C. 2751-2799, and the Export Administration Act, 50 U.S.C. app.2401-2420, including the Export Administration Regulations, 15 CFR730-774; includes the requirement for obtaining an export license or agreement, if applicable. Without limiting the foregoing, the parties agree that they will not transfer any export controlled item, data, or service (collectively, “Controlled Items”), to include transfer to foreign persons employed by or associated with, or under contract to such party or to their subcontractors, without the authority of a U.S. Government export license, agreement or applicable exemption or exception.6.1. Arrow shall immediately notify Customer if Arrow is, or becomes, listed on any Denied Parties List or if Arrow’s export privileges are otherwise denied, suspended or revoked in whole or in part by any U.S. Government entity or agency.

7.1. Any additional costs charged by Arrow for compliance with the terms in this Section 7 or those in Customer’s Trade Compliance Manual will be quoted by Arrow to Customer before Arrow implements any changes to its current export or shipping process.

8.0	AUTOMATED EXPORT SYSTEM.

8.1
For any shipment exported from the United States in which FORESCOUT is the U.S. Principal Party in Interest (USPPI), FORESCOUT prohibits the filing of Electronic Exporter Information (EEI) via the Automated Export System (AES) by any party except FORESCOUT or Arrow, FORESCOUT ‘s approved partner. FORESCOUT will provide Arrow with written instructions and authorization to facilitate Arrow filing any export paper work on behalf of FORESCOUT, except in cases of a Routed Transaction, where the Foreign Principal Party of Interest (FPPI) has power of attorney with designated freight forwarder of the FPPI. In such case their freight forwarder is responsible for the AES filing.

8.1.1
Arrow is responsible for providing all international shipping documents (Commercial Invoice, Packing list.) The commercial invoice and packing slip will be in the form that is currently provided by Arrow to Customer as of the Effective Date.

8.1.2
All U.S. export documents and AES filings will be created and processed by Arrow when Customer is considered to be the US Principal Party of Interest (USPPI). Arrow shall ensure that any AES submission made on behalf of Customer in conjunction with the export transaction involving any Customer commodity, software, technical data or technology is properly completed based on the information provided by Customer and adheres to the applicable filing guidelines established by the Export Administration Regulations (“EAR”), International Traffic in Arms Regulations (“ITAR”) and Foreign Trade Regulations (“FTR”). Such submissions should be presented to the carrier within the time frame required for inspection by U.S. Customs and Border Protection (“CBP”) for the shipments Arrow is handling on behalf of Customer.

8.1.3
Arrow shall ensure that the appropriate destination control statement as defined in (or in accordance with) the US export regulations referenced above in 8.1.2 appears on all export documentation prepared by Arrow when applicable and required.

8.1.4
Arrow shall notify Customer’s Trade Compliance Group at export@forescout.com promptly if Arrow determines that there is any contradiction, inconsistency, incompleteness or inaccuracy regarding Customer’s export documentation or instructions and shall place the shipment on hold until the export documentation deficiency is resolved.

8.1.5	Arrow shall not make any changes to or substitutions for any of Customer’s export documentation or AES entry data without prior approval from Customer’s Trade Compliance Group.
Arrow shall return completed copies of the airway bill and proof of AES submission within a reasonable time from export in accordance with the Customer’s Trade Compliance Manual as provided by Customer to Arrow.

8.1.6
Arrow, while acting as a forwarding agent and as required for proper and correct AES filing, will ensure the lodging of licenses prior to export to the extent required. Arrow may use its freight carrier to lodge any such license.

8.1.7
Arrow will be liable for any penalties assessed by the U.S. government against Customer which resulted solely from Arrow’s non-compliance with applicable export laws and regulations and the procedures provided by Customer.

8.1.8
USE, CONTROL, RIGHTS TO, AND MARKING OF CONTROLLED ITEMS. U.S. Government import/export authorization is based on the following requirements and on all applicable export licenses with which the parties agree to comply:

8.1.9	Arrow shall use controlled items furnished by Customer only for the distribution of the Products in accordance with this Agreement.
8.2.10 Arrow shall not disclose or provide controlled items furnished by Customer to any foreign person either in the United States or abroad before obtaining written authorization from Customer.

Arrow acquires no rights in controlled items furnished by Customer except to use them in the performance of their duties under this Agreement. Arrow shall not purport to convey to any subcontractor or person any greater rights in the controlled items. However, Arrow may convey to its subcontractors the right to use the controlled items only as required under this Agreement.

8.2 MARKING AND SOURCING OF ITEMS. Arrow agrees to place the following legend or a legend that is materially the same as that below on all technology obtained, used, generated, or delivered in performance of this Agreement:

WARNING—Information Subject to Export Control Laws. This document, or software, if applicable, contains information subject to the Export Administration regulations (EAR) of 1979. This information may not be exported, released, or disclosed to foreign persons, whether within or outside the United States without first complying with the export license requirements of the EAR. Include this notice with any reproduced portion of this document.

8.2.1 If required by any U.S. government license application requirements or certifications, Arrow agrees to provide E-Verify status of their personnel directly involved in providing Services hereunder. Should Arrow be made aware of any violation of the applicable trade regulations, Arrow will promptly notify Customer and cooperate with any reasonable investigation and, if required by Customer, assist with the preparation and submission of any voluntary disclosure to government authorities.

9.
Term and Termination. This Agreement will commence as of the date above written and will continue for five (5) years unless terminated by either party, with or without cause, upon ninety (90) days prior written notice to the other party. The Customer will remain liable for any committed NC/NR and/or WIP existing on the date of receipt of notice of the termination of this Agreement. Termination of this Agreement will not affect the obligations of either party that exist as of the effective date of termination. If Customer requests that Arrow stock any finished goods, Customer agrees to accept delivery of and pay for all finished goods upon termination of this Agreement or sixty (60) days after Customer’s last order for such finished goods (or applicable version or revision thereof), whichever is earlier. For services performed under this Agreement(i), if Arrow terminates any SOW, or this Agreement without cause, Arrow will either reimburse Customer, on a pro-rated basis, the fees paid by Customer relating to that part of any Service period that extends beyond the effective date of termination or continue to support any Service commitments made by Arrow prior to the effective date of termination; (ii) if Customer terminates any SOW, Arrow will continue to support any Service commitments made by Arrow prior to effect date of termination.

10.
Warranty and Warranty Remedy. Arrow warrants for a period of one (1) year from date of shipment to Customer that the Products as assembled by Arrow are assembled pursuant to the Specifications and that such Products will be free from defects in Arrow workmanship. With respect to any parts acquired by Arrow that are incorporated into the Products, Arrow agrees to pass through to Customer the warranty, if any, originally provided to Arrow by the manufacturer of the part subject to the terms, conditions and limitations of any such warranty. Any product returned to Arrow will be repaired or replaced, or the purchase price refunded or credited, at customer’s option, which will be Customer’s sole remedy for any Product failure. Unless otherwise specified in the applicable SOW, Arrow warrants that the Services will be performed in a workmanlike manner and the remedy for defective Services will be re-performance or refund of fees paid, at customer’s option. If returned products are found free of defects, Customer may incur reasonable inspection charges at the discretion of Arrow. No warranty will apply to Products that are altered or subjected to misuse, negligence or abnormal stress. With respect to first articles, prototypes, pre-production units, Customer provided parts, test units or other similar products, Arrow makes no representations or warranties whatsoever. ARROW MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPONENTS, PRODUCTS OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT, AND DISCLAIMS ALL OTHER WARRANTIES INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

11.	Inspection, Dead on Arrival (“DOA”) and Returns

11.1    Inspection. Products will be subjected to testing and outgoing visual inspection per the Specifications. In the event that the Products fail to pass testing procedures provided by Customer, Arrow will use available troubleshooting techniques and equipment, including any Customer supplied test equipment and procedures, to determine the cause of the problem.

11.2    DOA. Any dead on arrival ("DOA") must be returned to Arrow or its subcontractor at Arrow’s discretion, with a detailed failure analysis within thirty (30) days of shipment. DOAs will be swapped for replacement products or with the parties’ mutual agreement, repaired. Arrow will take commercially reasonable steps to repair DOAs, including any serial number or programming errors, and will ship repaired or replaced products to Customer using Arrow’s freight carrier, bearing responsibility for all freight charges with risk of loss or damage to remain with Arrow until delivery to Customer’s dock.

11.3    Returns. Products may be returned if they do not comply with the warranty in Section 10 above, and provided Customer obtains an RMA prior to returning the Product. Unless otherwise agreed to in an SOW, any Product returned to Arrow will be repaired or replaced, or the purchase price refunded or credited, at Arrow’s option, which will be Customer’s sole remedy for any Product failure. If returned Products are found free of defects, Customer will incur reasonable inspection charges at the discretion of Arrow. Customer will ship Products returned under an RMA using Customer’s freight carrier, bearing responsibility for all freight charges with risk of loss or damage to remain with Customer until delivery to Arrow’s dock. Arrow will ship repaired or replaced products to Customer using Arrow’s freight carrier, bearing responsibility for all freight charges with risk of loss or damage to remain with Arrow until delivery to Customer’s dock.

12.1    Intellectual Property.

12.2    Customer is the owner (or licensee as the case may be) of any designs, drawings, software, specifications or other intellectual property furnished by Customer to Arrow in connection with this Agreement. Customer grants to Arrow a limited license under any copyright, patent, trade secret or other proprietary right to the extent necessary for the sole purpose of any assembly of Products based in whole or part on such intellectual property as contemplated in this Agreement and any SOW. Customer agrees to indemnify Arrow and defend and hold Arrow harmless from the associated costs and fees (including reasonable attorneys’ fees and court costs) finally awarded by a court of competent jurisdiction or agreed to by Customer in settlement or compromise, to the extent that such fees and costs result from a third party claim, proceeding or suit alleging that the software incorporated in the Products infringes a valid third party patent, copyright or trade secret that is protected under U.S. laws.
12.3    Arrow is the owner of any intellectual property previously owned by Arrow. Arrow grants to Customer a perpetual, fully-paid, transferable limited license to use such intellectual property to the extent necessary for Customer and its end-users to use Products provided by Arrow hereunder. Arrow agrees to indemnify Customer and hold Customer harmless from the associated costs and fees (including reasonable attorneys’ fees and court costs) finally awarded by a court of competent jurisdiction or agreed to by Customer in settlement or compromise, to the extent that such fees and costs result from a third party claim, proceeding or suit alleging that the software incorporated in the Products infringes a valid third party patent, copyright or trade secret that is protected under U.S. laws.

13.Order Fulfillment. Once per calendar month Customer will issue purchase orders or Blanket POs, which will specify the purchase order number, part number, applicable Specifications, quantity, and price of the Products previously identified in the Forecast Customer will authorize Arrow to release a specific order against a purchase order or Blanket PO. Such authorization shall be in writing per email, mail or fax and will contain the delivery address. Products will be shipped in accordance with Section 6.

14.Cancellation/Rescheduling. Unless the parties agree in writing, Customer may not cancel or reschedule any order for or that will affect WIP, EOL, Custom Components or MOQ that Arrow has procured or is on order from its suppliers to accommodate authorized builds by Customer. Customer acknowledges that Arrow may have limited stock rotation or no return privileges with the OEM and that Customer will be unable to cancel/reschedule purchase orders or Blanket POs without Arrow’s prior written approval. Customer will purchase any WIP, EOL, MOQ and Custom Components affected by a cancellation. Once assembled, the Products cannot be disassembled in an effort to return the Components to inventory. Notwithstanding the foregoing, the parties agree to use commercially reasonable efforts to implement in part, or in full, the cancellation or rescheduling of an order to the extent said actions may be accomplished with little to no impact to Arrow.

15.	Finished Goods Inventory/Non-cancelable/Non-returnable Inventory.

15.1    Customer and Arrow will hold bi-weekly forecast review meetings (“Forecast Meetings”) to develop ninety (90) day rolling forecasts of Customer’s Product demand schedule (“Forecast”). The date, place and time of each Forecast Meeting shall be mutually agreed to by the Parties in writing (email sufficient). Each Forecast Meeting will establish the NC/NR parts for Arrow to place on order for the forty
(40) day period following the Forecast Meeting (the “NC/NR Period”). This forty (40) day leadtime represents the current estimated leadtime of NC/NR parts for inception to final integration of FORESCOUT appliances, excluding Advantech CTR appliances. At the end of each Forecast Meeting, authorized representatives from both Parties will execute a plan of record (“POR”) that will summarize the up-to-date Forecast and, at a minimum, include the (i) NC/NR parts authorized for purchase by Customer, and (ii) the applicable dates of the NC/NR Period. Upon mutual written agreement by the Parties’ authorized representatives (email sufficient), each update to the POR shall be binding on the Parties and incorporated by reference within this Agreement. For the avoidance of doubt, any parts listed on a POR that were not identified as NC/NR shall not be purchased by or for Customer unless otherwise mutually agreed in writing by the Parties’ authorized representatives (email sufficient). In the event that the scheduled bi-weekly Forecast Meeting is not held and/or rescheduled (subject to the Parties’ mutual written agreement (email sufficient)), then Arrow shall be authorized and obligated to purchase the parts for the next pending NC/NR Period identified on the most recent POR without further action by Customer, which in most cases is the next month's forecast, and Customer shall be obligated to purchase such parts as NC/NR. Notwithstanding the above, any Products and/or parts included in a POR Forecast beyond the NC/NR Period is for Arrow’s capacity planning only, with the exception of any potential NC/NR product obligations resulting from a Forecast Meeting that fails to take place without being rescheduled as set forth above.

15.2    In the event that, (i) FGI or (ii) On-Hand Inventory is held by Arrow in support of this Agreement for more than ninety (90) days (collectively, “Aged Goods”), Arrow will invoice Customer for such Aged Goods on a monthly basis in accordance with this Section 15. Arrow will provide to Customer on a monthly basis, within one (1) business day following the end of the relevant month, an accurate inventory aging list identifying FGI and On-Hand Inventory (by Serial Number for FGI) maintained at Arrow’s facility (“Aging Report”). Within one (1) business day following receipt, Customer will review the Aging Report and either (i) indicate its acceptance of the Aging Report provided by Arrow; or (ii) advise of discrepancies identified by Customer. Within two (2) business days following Customer’s receipt of the Aging Report, Customer will provide to Arrow a proposed disposition plan for the undisputed Aged Goods identified in the Aging Report (“Disposition Plan”). Arrow will propose any adjustment to the Disposition Plan and the parties will agree to a revised Disposition Plan no later than three (3) business days following the end of the relevant month. Following mutual agreement to the Disposition Plan, Customer will send Arrow a purchase order for the applicable Aged Goods against which Arrow will invoice Customer and store such Products, as applicable. Terms of any such payments shall be net sixty (60) days from the date of invoice, payable in U.S. dollars. This charge will be in addition to and separate from any other fees invoiced by Arrow pursuant to this Agreement.”

16.Recordkeeping and Record Retention. Arrow shall maintain complete and accurate records of, and supporting documentation for, the amounts billed to and payments made by Customer under this Agreement. Arrow shall provide Customer, at Customer’s request and expense, with paper and electronic copies of documents and information reasonably necessary to verify Arrow’s compliance with this Agreement. Customer and its authorized agents and representatives shall be granted access to such records for audit purposes only during normal business hours during the term of this Agreement; and during any relevant SOW and thereafter for the period during which Arrow maintains such records.

17.	COP Terms
17.1    Delivery of COP to Warehouse: If COP is not already located at Arrow’s integration and warehouse facility (“Warehouse”), Customer will cause the COP to be delivered to the Warehouse at Customer’s sole cost (including duties, taxes or other charges payable upon importation) and risk of loss or damaging using a carrier of its choice. COP can be either Product or Components, including those that are last time buy for and EOL.
17.2    Title to COP: Title to COP will remain with Customer at all times. Arrow will take no interest, security or otherwise, in COP, or include COP on any balance sheet or other financial statement in a manner which indicates that COP are the property of Arrow. Arrow will not permit any lien or encumbrance to be created or executed against the COP. Customer will further protect its right, title and interest in COP by fully complying with provisions of Uniform Commercial Code (“UCC”), which may include filing a Consignment UCC-1 Financing Statement with appropriate state, county, or local agencies and sending appropriate notice in accordance with the UCC. Arrow authorizes Customer and its agents, to sign the referenced Consignment UCC-1 Financing Statement on behalf of Arrow as debtor/agent consignee/bailee. This filing and notice will identify the COP held at the Warehouse.

17.3    Services Provided: Arrow will provide the following services in support of COP.

•	Unloading of trailer or containers containing COP;

•	Incoming inspection and note visible damage or shortage on waybill and notification to Customer;

•	Maintain COP inventory on a first-in, first-out basis;

•	Provide Warehouse security as deemed necessary by Arrow;

•	Provide reports as agreed to by the parties;

practices common to the industry including protection from electrostatic discharge; Regular Cycle Counts; and

•	Accommodate quarterly inventory audits upon reasonable notice from Customer, and paid for by Customer.

17.4    Cost of Warehouse Services: Except for Advanced Replacement and Eval/POC inventory locations, there will be no charge for COP held for ninety (90) days in the Warehouse. After that time, Arrow will invoice Customer for Warehouse fees (pallet in/out, floor space, supplies, scrap, secure room etc.) per those currently in effect. Customer agrees to pay such invoice in accordance with the payment terms set forth in this Agreement.

17.5    Risk of Loss or Damage and Insurance Customer will maintain all-risk insurance coverage sufficient to cover the full value of the COP stored at the Warehouse. Notwithstanding the foregoing, Arrow shall be liable for any and all loss or damage to COP stored in its care, custody or control, to the extent that such loss or damage results from Arrow’s negligent acts or omissions or willful misconduct. Arrow’s liability for loss or damage to COP is limited to the cost of the COP and a cap of US $1,000,000 per occurrence and US
$2,000,000 in the aggregate in any twelve (12) month period.

17.6    Disposition of Defective COP: Arrow will notify Customer of any defective COP. If COP is used for Product assembly, Customer will provide replacements for defective parts at Customer’s discretion. Customer will work with Arrow proactively to resolve issues related to scrap/defective COP. Arrow will scrap the defective COP per mutual agreement with Customer and per such arrangement, Customer agrees to either pay a storage fee for scrap being held or provide Arrow with a purchase order in an amount sufficient to cover such scrap charges according to the scrap fees provided in Exhibit A.

17.7    Final Take Date No final take date will apply for Customer COP. Parts in COP will be used until Customer determines their lifecycle. Once parts are found to be obsolete and no longer required for repair base, COP will be scrapped per Customer’s instructions.

18.Disaster Recovery Plan. Arrow represents and warrants that it shall adhere to the disaster recovery plan (“Disaster Recovery Plan”) attached here to as Schedule 2 outlining the process and steps that it will follow to address any extended service outage, disaster or other event that prevents Arrow from delivering the required volume of Products (each an “Event”) from its Warehouse in Phoenix, Arizona. The Disaster Recovery Plan includes timelines and details of how Arrow will enable substitute operations to fulfill Product requirements from its Mexico facility within no less than two (2) weeks following an Event. To the extent Arrow commences fulfillment from Mexico or another country outside the U.S., Arrow will ensure compliance, as Customer’s agent, to legally operate and export from such location.

19.Non-Exclusive Engagement. Customer is engaging Arrow’s services hereunder on a non-exclusive basis and reserves the right to contract with alternative vendors for the same or similar services.

20.LIABILITY LIMITATION. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT TO THE CONTRARY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE UNDER ANY SECTION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOST BUSINESS, OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. IN NO EVENT SHALL CUSTOMER’S AGGREGATE LIABILITY FOR DIRECT DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE FEES PAID BY CUSTOMER FOR THE SPECIFIC PRODUCTS AT ISSUE HEREUNDER.
21.
21.Product Use. Unless specifically otherwise agreed in writing by Arrow, Customer acknowledges that Products sold by Arrow are not intended for and will not be used in life support systems, human implantation, nuclear facilities or systems or any other application where product failure could lead to loss of life. or catastrophic property damage. Customer will indemnify and hold Arrow harmless from any loss, cost or damage resulting from Customer's breach of the provisions of this paragraph.

22.Governing Law; Dispute Resolution. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of New York, excluding that body of laws known as conflict of laws. The prevailing party in any legal action or proceeding to enforce this Agreement will be entitled to recover from the non-prevailing party its reasonable attorneys’ fees, and related costs and disbursements, incurred in connection with such proceeding or the enforcement of this Agreement. The application of the UN Agreement pertaining to contracts of international purchase of goods dated January 1, 1989 (UNCISG) BGBI 96/1988 and all its relevant and valid amendments shall expressly be excluded. Both parties agree to waive trial by jury.

23.	Miscellaneous.

24.1
Independent Contractors. The parties are and will be independent contractors to one another, and nothing herein will be deemed to cause this agreement to create an agency, partnership, joint venture or any other relationship between the parties.

24.2
Assignment. Neither party may assign, delegate or otherwise transfer any of its rights or obligation under this Agreement without the other party’s prior written approval. However, either party may assign this Agreement in its entirety to (i) any entity under the common control with that party; or (ii) any successor in interest to such party by way of merger or consolidation located in the United States; or (iii) a purchaser of all or substantially all of the assets of such party, provided that the assignee agrees in writing to be bound by all of the terms and conditions of this Agreement. This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.

24.3
Notices. Notices or other communications under this Agreement will be in writing and will be effective when delivered personally or by overnight courier, or mailed, postage prepaid, by certified or registered mail to each party at the address set forth above (or to such other address as either party may from time to time provide the other.

24.4
Force Majeure. Nonperformance (other than timely payment) under this Agreement will be excused, and neither party will bear any resulting liability to the other, to the extent that such performance is rendered commercially impracticable or delayed by an act of God or any other cause beyond the reasonable control of the non-performing party.

24.5    No Solicitation for Employment. The parties agree that they will not solicit for employment or hire each other’s employees during the term of this Agreement and for a period of one (1) year thereafter.

24.6    Government Related Orders. If Customer’s order is placed under a contract with the United States Government, Arrow agrees to comply with those contract provisions and regulations with which, pursuant to law, it must comply and of which Customer has, at the time of order placement, been placed on notice of. All rights in technical data and software owned or licensed by Arrow or the supplier/manufacturer are hereby reserved and deemed restricted or limited. No provision of Customer’s contract with the government will be binding on Arrow or the suppliers/manufacturers except as expressly set forth in this paragraph.

24.7	Code of Conduct. The Customer warrants and represents it complies with Arrow’s Business Partner Code of Conduct (http://www.arrow.com/about_arrow/BusinessPartnerCodeofConduct.pdf) or has implemented and abides by a code of conduct that is substantially similar thereto (in such case, Customer shall provide a copy to Arrow for review upon Arrow’s request).

24.8
Equal Employment. To the extent not exempt, this contractor and subcontractor shall abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability.

24.9
Confidential Information. “Confidential Information” means any information which is disclosed by a party (the “Discloser”) in connection with this Agreement, directly or indirectly, in writing, orally or by drawings or inspection of equipment or software, to the other party (the “Recipient”) or any of its employees or agents and that is designated or marked as "confidential" or "proprietary" at the time of disclosure or that, based on the circumstances surrounding the disclosure, the Recipient knows or reasonably should know is considered confidential. Confidential Information shall also include the software and all documents provided with the hardware that contain Customer’s confidential trade secret information. The restrictions on disclosure set forth in this Section shall not apply to Confidential Information which: (i) becomes publicly known without breach of this Agreement; or (ii) the Recipient can show by written records was rightfully in its possession prior to the disclosure by the Discloser or becomes rightfully known to the Recipient without confidential or proprietary restriction from a source other than the Discloser; (iii) is approved for disclosure without the restriction in a written document which is signed by a duly authorized officer of the Discloser, or (iv) is independently developed by the Recipient prior to the disclosure without reference to the Discloser’s Confidential Information. Notwithstanding any other provision herein, this Section 24.9 is intended to cover Confidential Information disclosed by the Disclosing Party and received by Recipient both prior, and subsequent to, the Effective Date hereof.

24.9.1 Obligations. Recipient may use the Discloser’s Confidential Information solely for the purpose of exercising its rights and performing its obligations under this Agreement. Recipient agrees to take the same care with the Discloser’s Confidential Information as it does with its own information of a similar nature, but in no event with less than a reasonable degree of care. Recipient shall limit access to the Confidential Information to those persons having a need to know such information, provided that each such employee and consultant is subject to a written agreement containing confidentiality obligations no less protective than those contained in this Agreement. Recipient may disclose Confidential Information:
(i)insofar as disclosure is reasonably necessary to carry out and effectuate the terms of this Agreement;
(ii)insofar as the Recipient is required by law or legal proceedings to disclose such information provided that the Recipient provides the Discloser with prompt written notice of such requirement to enable the Discloser to seek a protective order; (iii) insofar as disclosure is necessary to be made to the Recipient’s independent accountants for tax or audit purposes; and (iv) insofar as the parties may mutually agree in writing upon language to be contained in one or more press releases. In addition, neither party will disclose to any third party the terms of this Agreement without the prior written consent of the other party.

24.10    Entire Agreement; Amendment; Severability; and Waiver. This Agreement represents the entire agreement between the parties concerning the subject matter hereof, and may not be modified except in a writing signed by both parties. This Agreement supersedes all proposals or quotations, oral or written, and all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement. When interpreting this Agreement precedence will be given to the respective parts in the following order: (i) an Addendum; (ii) this Agreement; and (ii) any exhibits to this Agreement; and (iv) if purchase orders are used to release product, those portions of the purchase order that are not pre-printed. Any waiver of any provision of this Agreement must be in writing and signed by the party alleged to have waived such provision, and any single waiver will not operate to waive subsequent or other defaults. The unenforceability of any provision of this Agreement will not affect the remaining provisions or any portions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ForeScout Technologies, Inc.	ARROW ELECTRONICS, INC., on behalf of its Arrow Intelligent Systems Group
By:
Nathan J. Buelow Buelow
Digitally signed by Nathan J.
Date: 2017.11.15 13:18:45 -07'00'

By:
Name: Darren J. Milliken    Name:
Title: SVP, General Counsel    Title:
11/6/2017 | 09:54 PST
Date:

Date:

SCHEDULE 1 NC/NR PARTS LIST

Part Number	MFG	Description
100-00010-00	CCX	DB9 FEMALE TO DB9 FEMALE
1090403	LANDSBERG	1090403 - CTR-13
1246060	LANDSBERG	R620/R720 BOX
1320263	LANDSBERG	R730 BOX
1320264	LANDSBERG	R630 BOX
1320265	LANDSBERG	R630 FOAM
1320414	LANDSBERG	R630 Corner Insert
700-00020-00	LANDSBERG	700-00020-00 - R620
1303952	LANDSBERG	R620 Foam
PE2G2I35	Silicom	PCI for the CT100-32
PE2G4I35L	Silicom	PCI for the CT1000-32
EIC#FTLF8519P3BNL	Silicom	PCI
400-00100-02	PIXELPS	400-00100-02 - for the AS1000AH-32
400-00200-00	PIXELPS	400-00200-00 - 30
400-00201-00	PIXELPS	CounterAct QIG CD DVD Kit - 40
QIG 7.0.0-FRSCT	PIXELPS	QIG 7.0.0-FRSCT
TAMPER PROOF	PIXELPS	TAMPER PROOF^PIXELPS
400-00050-01	ALPHAGFX	400-00050-01
400-00050-02	ALPHAGFX	Warranty Doc/Eula
401-00010-00R620	ALPHAGFX	401-00010-00R620
401-00020-00R720	ALPHAGFX	401-00020-00R720
401-00011-00	ALPHAGFX	Nom Sheet R630,
401-00021-00	ALPHAGFX	Nom Sheet 7630,
FSINSTALL6_3_4DOC	ALPHAGFX	FSINSTALL6_3_4DOC
500-00010-00	DASCO	Port Label
500-00011-00	DASCO	Port Label
500-00012-00	DASCO	Port Label
500-00013-00	DASCO	Port Label
500-00014-00	DASCO	Port Label
500-00020-00	DASCO	Port Label
500-00021-00	DASCO	Port Label
500-00022-00	DASCO	Port Label
70-00010-00	JMCGT	1U Bezel R630
70-00011-00	JMCGT	Edge Bezel
70-00012-00	JMCGT	2U BEZEL
70-00014-00	JMCGT	40 1U Bezel
70-00015-00	JMCGT	New Edge Bezel
70-00016-00	JMCGT	40 2U Bezel
FCLF8521P2BTL	FINISAR	PCI
FTLF8519P3BNL	FINISAR	PCI
FTLX8571D3BCL	FINISAR	PCI

R630-PWE-C6^DELL-US-2250224- CUS	DELL	Dell Base units
R630-PWE-C5^DELL-US-2250224- CUS	DELL	Dell Base units
R630-PWE-C2^DELL-US-2250224- CUS	DELL	Dell Base units
R630-PWE-C7^DELL-US-2250224- CUS	DELL	Dell Base units
R630-PWE-C1^DELL-US-2250224- CUS	DELL	Dell Base units
R730-PWE-C8^DELL-US-2250224- CUS	DELL	Dell Base units
R730-PWE-C7^DELL-US-2250224- CUS	DELL	Dell Base units
R730-PWE-C6^DELL-US-2250224- CUS	DELL	Dell Base units
R730-PWE-C5^DELL-US-2250224- CUS	DELL	Dell Base units
R730-PWE-C4^DELL-US-2250224- CUS	DELL	Dell Base units
R730-PWE-C3^DELL-US-2250224- CUS	DELL	Dell Base units
R730-PWE-C2^DELL-US-2250224- CUS	DELL	Dell Base units
R730-PWE-C1^DELL-US-2250224- CUS	DELL	Dell Base units
331-5929	DELL	Power supply
341-9874	DELL	HDD - 1U
342-0851	DELL	HDD - 2U
342-3522	DELL	HDD - 2U
R3P2N R620	DELL	Top Cover 1U
HP1VH R720	DELL	Top Cover 2U
770-BBJR	DELL	Rail kits 2U R730
770-BBIN	DELL	1U -40 Bezel (Plastic)
FORESCOUT/FIBRE2	ARW	Fiber Cards
FORESCOUT/FIBRE4	ARW	Fiber Cards

SCHEDULE 2
Arrow Disaster Recovery Plan

Arrow Integration Operations - Disaster Recovery Plan Summary

Arrow, as Customer’s main supplier, integrates and assembles Customer’s CounterACT® products at their integration center located in Phoenix, AZ, U.S.A.

Disaster Recovery

In the event of Arrow’s Phoenix facility becoming inoperable due to a disaster, the back-up Arrow facility that will produce Customer’s CounterACT products is located in Nogales, Sonora, Mexico:

•
In the event that a disaster occurs in Phoenix, AZ, making the Arrow building safe to enter by Arrow personnel to remove existing materials (i) said materials can be sent to the Nogales facility within one (1) business day, (ii) first articles on ForeScout’s appliances will be ready within three (3) weeks; and (iii) production will start within four (4) weeks.

•
In the event that a disaster occurs in Phoenix, AZ, making the Arrow building unsafe to enter by Arrow personnel to remove existing materials, Arrow will procure new materials to fulfill Nogales for first articles and eventual production is 5-6 weeks.